Exhibit 99.1

Green Earth Technologies Signs Consultant Agreement with MAHARG Holdings Corporation

Minority-Veteran Owned Firm to Assist in Government Contracting and Federal Funding

CELEBRATION, FL (ACCESSWIRE - February 25, 2014) - Green Earth Technologies, Inc. (GET) (OTC Bulletin Board: OTCQB: GETG), today announced a consulting agreement with MAHARG Holdings Corporation (MHC), a minority veteran owned consulting firm with over 85 years of combined government experience. MHC will sell GET products pursuant to government contracts, provide direct access to oil fields in the United States and abroad, explore environmental remediation opportunities throughout the United States and include GET products within a number of foreign government activities in which MHC and its network is currently working.

"We're retaining MHC to provide services related to and in support of our current efforts which they have expertise," said Jeffrey Loch, President and CMO of Green Earth Technologies, "especially in the areas of government contracting and federal funding as they will assist us through the complex maze of our Government procurement process."

"As a longtime admirer of the outstanding work that GET has done in the biodegradable lubricant world, we look forward to providing assistance in this and other industries, including well service, that are looking for green solutions to support their environmental initiatives," said Darrell Graham, President of MAHARG Holdings Corporation.

Details of the agreement include shares of restricted GET stock to MAHARG Holdings Corporation as well as a small percentage of gross profit margins on GET sales secured through their efforts.

ABOUT GREEN EARTH TECHNOLOGIES

Green Earth Technologies, Inc. (G.E.T.) is a "totally green" clean tech company that combines domestically sourced renewable and reusable feed stocks with proprietary technologies molded around the four ideologies of being GREEN: biodegradable, recyclable, renewable and environment safe. Branded as G-OIL® and G-CLEAN®, G.E.T. produces a full line of "clean & green" American made environmentally preferred lubricants and cleaning products that allows concerned consumers who care about the environment and American energy independence to do their part without sacrificing value or performance. Save the Earth - Sacrifice Nothing®.

Please contact GET directly or visit http://www.getg.com/ for the latest news and in depth information about G.E.T. and all their products.

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Contact:
Green Earth Technologies
877.438.4761
info@getg.com